As filed with the Securities and Exchange Commission on July 7, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMUNITY BANCORP INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0859334
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

900 Canterbury Place, Suite 300 Escondido, CA	92025
(Address of Principal Executive Offices)	(Zip Code)

2005 EQUITY BASED COMPENSATION PLAN

(Full title of the plan)

MICHAEL J. PERDUE

President and Chief Executive Officer

Community Bancorp Inc.

900 Canterbury Place, suite 300

Escondido, CA 92025

(Name and address of agent for service)

(760) 432-1100

(Telephone number, including area code, of agent for service)

Copies of communications to:

John F. Stuart, Esq.

Reitner, Stuart & Moore

1319 Marsh Street

San Luis Obispo, CA 93401

(805) 545-8590

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price (2)		Amount of registration fee
Common Stock, $0.625 par value (1) Shares not previously registered	0	0		0		0
Shares registered Under prior plan	(2)	N/A	(2)	N/A	(2)	N/A	(2)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the plan to which this registration relates by reason of any anti-dilution provisions, stock dividend, stock split, recapitalization or any other similar transaction or action taken effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.
(2)	A total of 316,554 shares of common stock of the registrant are being registered in connection with the 2005 Equity Based Compensation Plan. Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth as #89 to “G. Securities Act Forms” of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997, 316,554 shares of registrant’s common stock registered in connection with the registrant’s S-8 (File No. 333-122458) adding 500,000 shares to the 2003 Stock Option Plan (the “2005 S-8”) (being the number of shares not issued and not subject to issuance upon the exercise of outstanding options granted under the 2003 Stock Option Plan) are being carried forward from the 2005 S-8 and deemed covered by this S-8. Total registration fees of $1,772.00 were paid with respect to the 2005 S-8. No additional registration fee is due with respect to the shares covered by this S-8 as all were covered by the prior Form S-8.

EXPLANATORY STATEMENT

Pursuant to Instruction E to Form S-8 and the telephonic interpretation of the Securities and Exchange Commission set forth as #89 to “G. Securities Act Forms” of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997, 316,554 shares of registrant’s common stock registered in connection with the registrant’s S-8 (File No. 333-122458) adding 500,000 shares to the 2003 Stock Option Plan (the “2005 S-8”) (being the number of shares not issued and not subject to issuance upon the exercise of outstanding options granted under the 2003 Stock Option Plan) are being carried forward from the 2005 S-8 and deemed covered by this S-8. No additional registration fee is due with respect to the shares covered by this S-8 as all were covered by the prior Form S-8.

In addition to the shares being carried forward from the 2005 S-8, any shares that are not issued pursuant to outstanding options granted under the foregoing S-8, such as when a currently outstanding option expires, is cancelled, terminated or is forfeited, will be carried forward for issuance in connection with the 2005 Equity Based Compensation Plan and deemed covered by this S-8.

Part I Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of From S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and pursuant to the Note to Part I of From S-8.

Part II Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference.

(a)	The registrant’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2004;

(b)	The registrant’s Current Reports on Form 8-K filed on January 12, January 28, February 1, February 16, March 7, April 22, April 25, May 31, June 24 and June 29, 2005;

(c)	The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

(d)	The description of the registrant’s common stock contained in the registrant’s Registration Statement on Form S-3, dated September 5, 2003, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and be part thereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Community Bancorp Inc.

Community Bancorp’s bylaws provide for indemnification of its officers, directors, employees and agents to the fullest extent permitted by Delaware law. Community Bancorp’s Certificate of Incorporation also contains a provision, consistent with Delaware law, reducing or eliminating director liability in certain circumstances.

Section 145 of the Delaware Corporation Law provides that corporations may indemnify an individual made a party to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative, because the individual is or was a director, officer, employee or agent of the corporation, against liability incurred in the proceeding if the person acted in good faith and reasonably believed his conduct was in the corporation’s best interest or was not opposed to the corporation’s best interest.

Section 145(c) further provides that a corporation shall indemnify an individual who was fully successful on the merits or otherwise in any proceeding to which the director or officer was a party because the individual was or is a director or officer of the corporation, for reasonable expenses incurred by the director in connection with the proceeding. Section 145(g) provides that a corporation may purchase and maintain insurance on behalf of the corporation or who, while a director, officer, employee or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual status as a director, officer, employee or agent.

Community National Bank

Pursuant to the regulations of the Comptroller of the Currency, a national bank may only make or agree to make indemnification payments to an institution-affiliated party with respect to any administrative proceeding or civil action initiated by any Federal banking agency that are reasonable and consistent with the requirements of 12 USC 1828(k) and the implementing regulation thereunder. In connection with administrative proceedings or civil actions not initiated by a Federal banking agency, a national bank may indemnify an institution-affiliated party for damages and expenses, including the advancement of expenses and legal fees, in accordance with the law of the state in which the main office of the bank is located, the law of the state in which the bank’s holding company, if any, is incorporated or the relevant provisions of the Model Business Corporation Act or the Delaware General Corporations Law, provided such payments are consistent with safe and sound banking practices. The Bank has selected California as the model for its indemnification provisions.

The California General Corporation Law (the “CGCL”) provides a detailed statutory framework covering limitation of liability of directors in certain instances and indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to limitation of liability, the CGCL permits a California corporation to adopt a provision in its articles of incorporation reducing or eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the fiduciary duty of care, provided that such liability does not arise from certain proscribed conduct (including intentional misconduct and breach of duty of loyalty). The CGCL in this regard relates only to actions brought by shareholders on behalf of the corporation (i.e., “derivative actions”) and does not apply to claims brought by outside parties.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Articles of Association and Bylaws of the Bank implement the applicable statutory framework by limiting the personal liability of directors for monetary damages for a breach of a director’s fiduciary duty of care and making indemnification mandatory in those situations where it is merely permissible under the CGCL. The Bank’s Articles of Association, pursuant to the applicable provisions of the CGCL, also include a provision allowing the Bank to include in agreements between the Bank and its directors, officers and other agents, provisions expanding the scope of indemnification not inconsistent with the spirit of the Articles.

The Bylaws of the Bank have been amended to provided for mandatory indemnification in certain instances.

Directors’ and Officers’ Liability Insurance

The Bank presently maintains a policy of directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1*	2005 Equity Based Compensation Plan

5.1	Opinion of Reitner, Stuart & Moore regarding legality of the securities covered by the Registration Statement

23.1	Consent of Reitner, Stuart & Moore (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

*	Incorporated herein by reference from the registrant’s proxy statement filed with the Commission on Schedule 14A on April 14, 2005 for its 2005 annual meeting.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant=s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable), each filing of an employee benefit plan=s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that the Registrant meets all of the requirements of filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Escondido, State of California on July 7, 2005.

COMMUNITY BANCORP INC.

By:	/s/ MICHAEL J. PERDUE
Michael J. Perdue
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 22, 2005.

Signature	Capacity
/s/ GARY W. DEEMS	Chairman of the Board
GARY W. DEEMS

/s/ MARK N. BAKER	Vice Chairman of the Board
MARK N. BAKER

/s/ G. BRUCE DUNN	Director
G. BRUCE DUNN

Director
C. GRANGER HAUGH

/s/ ROBERT H.S. KIRKPATRICK	Director
ROBERT H.S. KIRKPATRICK

Director
PHILIP D. OBERHANSLEY

/s/ THOMAS A. PAGE	Director
THOMAS A. PAGE

/s/ MICHAEL J. PERDUE	Director, President and
MICHAEL J. PERDUE	Chief Executive Officer

COREY A. SEALE	Director

Director
THOMAS E. SWANSON

/s/ M. FAYE WILSON	Director
M. FAYE WILSON

/s/ L. BRUCE MILLS, JR.	Senior Vice President
L. BRUCE MILLS, JR.	and Chief Financial Officer

/s/ GARY M. YOUMANS	Director
GARY M. YOUMANS